Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Adobe Systems Incorporated:

We consent to the use of our reports dated January 24, 2008, with respect to the consolidated balance sheets of Adobe Systems Incorporated and subsidiaries as of November 30, 2007 and December 1, 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended November 30, 2007, and the effectiveness of internal control over financial reporting as of November 30, 2007.

As discussed in note 11 and note 12 to the consolidated financial statements, effective December 3, 2005, the Company adopted the provision of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in the Current Year Financial Statements.

/s/ KPMG LLP

Mountain View, California

September 24, 2008